Exhibit HH

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

Jacques Potdevin JPA 7 rue Galilée 75116 PARIS	Olivier Péronnet FINEXSI Expert & Conseil Financier 14 rue de Bassano 75116 PARIS

Dear Directors,

Under the terms of the assignment entrusted to us by order of the President of the Paris Commercial Court on 1 September 2015, relating to the merger by absorption of MPI by Etablissements Maurel & Prom, we drew up a report dated 2 November 2015 on the compensation for contributions required under Article L. 236-10 of the French Commercial Code. Our duties ended with the submission of our report; we have not performed additional procedures to take into account events and circumstances occurring since then.

You informed us that the ad hoc committees of Etablissements Maurel & Prom and MPI that met on 14 December 2015 had decided to reduce the planned exchange parity from 1.75 to 1.5 MPI shares for one Maurel & Prom share. This change to the exchange parity followed recent fluctuations in the companies’ share prices and in the oil price per barrel.

We note that the amended exchange parity falls within the exchange parity range based on our work and consequently does not call into question the conclusions of our report which apply to the exchange parity proposed to the General Shareholders’ Meetings of both companies on 17 December 2015.

Paris, 16 December 2015

Merger Auditors

Jacques Potdevin	Olivier Péronnet

Auditors

Members of the Compagnie Régionale de Paris

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

Jacques Potdevin JPA 7 rue Galilée 75116 PARIS	Olivier Péronnet FINEXSI Expert & Conseil Financier 14 rue de Bassano 75116 PARIS

This document is a free English translation of a letter from the Merger Auditors on the reduction of the exchange parity in the context of the merger by absorption of MPI by MAUREL & PROM. This translation has been prepared solely for the information and convenience of the shareholders of MPI and MAUREL & PROM and other readers. No assurances are given as to the accuracy or completeness of this translation and MPI and MAUREL & PROM assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of this letter, the French version shall prevail.

Important information

This document does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of MAUREL & PROM or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from MAUREL & PROM’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.fr).